Exhibit 99.1

Chimera Investment Corporation Announces the Appointment of Chief Investment Officer

NEW YORK--(BUSINESS WIRE)--December 10, 2013--Chimera Investment Corporation (NYSE:CIM) (“Chimera”) today announced that it has promoted Mohit Marria to be the Chief Investment Officer of Chimera. Mr. Marria was previously the head residential mortgage credit trader at Fixed Income Discount Advisory Company (“FIDAC”), the external manager of Chimera.

Matthew Lambiase, Chimera’s Chief Executive Officer, said “Mohit’s in-depth expertise in credit sensitive investments in the residential mortgage markets will strengthen our residential credit platform for the benefit of our shareholders. We are very fortunate to have an individual as talented as Mohit with such strong experience serve in this important role for Chimera.”

Mr. Marria joined FIDAC in August 2005. While at FIDAC, Mr. Marria has had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. He has been a member of the investment team since Chimera’s inception. Mr. Marria joined FIDAC from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and a Masters of Business Administration each from the Rutgers University.

Christian J. Woschenko, Chimera’s Head of Investments, has resigned to pursue other opportunities. Mr. Lambiase said “I want to personally thank Chris for his many years of service and contributions.”

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. Chimera’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. Chimera is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Chimera’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and Chimera’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to September 30, 2012. Chimera does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in Chimera’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly report on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com